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                                                                    EXHIBIT 99.1

             INTRABIOTICS RAISES $19.2 MILLION IN PRIVATE PLACEMENT

PALO ALTO, CA - OCTOBER 6, 2003, IntraBiotics Pharmaceuticals, Inc. (Nasdaq:
IBPI) today announced that the Company has entered into definitive purchase agreements to sell 1.774 million shares of newly issued common stock at a purchase price of $10.85 per share in a private placement to a group of current and new institutional investors.

The investors also acquired warrants to purchase 354,800 shares of common stock at an exercise price of $10.85 per share. The private placement is expected to raise net proceeds of approximately $18.4 million. Completion of the private placement is subject to customary closing conditions. Lazard and WR Hambrecht + Co. are acting as financial advisors to the Company.

The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

ABOUT INTRABIOTICS

IntraBiotics Pharmaceuticals, Inc. is a biopharmaceutical company primarily focused on developing its lead product, iseganan, for the prevention of ventilator-associated pneumonia. Additional information is available at the Company's website: www.intrabiotics.com.